Important Notice Regarding the Availability of Materials

UNITED TECHNOLOGIES CORPORATION

You are receiving this communication because you hold securities in United Technologies Corporation ("UTC"). UTC has released informational materials regarding the separation of (1) UTC's Carrier business (covering heating, ventilation and air conditioning, refrigeration, fire and security solutions businesses) and (2) UTC's Otis business (covering elevator and escalator manufacturing, installation and service businesses) from UTC's other businesses, that are now available for your review. **This notice provides instructions on how to access UTC materials for informational purposes only.**

The separation will occur by means of a pro rata distribution by UTC of all of the outstanding common stock of (1) Carrier Global Corporation ("Carrier") and (2) Otis Worldwide Corporation ("Otis") to UTC's shareowners. The materials consist of: (1) the Information Statement, plus any supplements, that Carrier has prepared in connection with the separation, and (2) the Information Statement, plus any supplements, that Otis has prepared in connection with the separation.

You may view the materials online at *www.materialnotice.com* and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

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Materials Available to VIEW or RECEIVE: →

Carrier Global Corporation Information Statement | Otis Worldwide Corporation Information Statement

How to View Online:
Visit: *www.materialnotice.com*. Have the information that is printed in the box marked by the arrow above.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.materialnotice.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@materialnotice.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

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THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

THIS PAGE WAS INTENTIONALLY LEFT BLANK

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